Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue
Pittsburgh, PA 15219-1800
News Release	Tel 412-227-2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412-227-2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports Record Revenues and Earnings for 2007

-Sales up 20 percent for year, 21 percent in fourth quarter-

-Full-year net income increases 316% to $63.3 million, while fourth quarter net income, including charges, advances 32% to $5.0 million-

-Quarterly dividend increased 29% to $0.22-

-Company announces $75 million share repurchase program-

PITTSBURGH, February 20, 2008 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2007 fourth quarter and year ended December 31, 2007.

The company’s sales for the fourth quarter increased 21 percent, or $57.6 million, to $326.8 million, as compared to $269.2 million for the prior year quarter. This increase was a result of higher sales in the Carbon Materials & Chemicals (CM&C) segment, which increased 27 percent, or $46.6 million, combined with higher sales in the Railroad & Utility Products (R&UP) segment, which increased 11 percent, or $11.0 million. The improvement in sales in CM&C was due mainly to increased pricing for carbon materials and distillates resulting in part from higher raw material costs, and increased product demand for carbon materials and coal tar chemicals. Sales for R&UP increased due mainly to higher volumes and prices for preservative. Sales for the twelve months ended December 31, 2007, were $1.328 billion, representing an increase of $219.9 million, or 20 percent, over the prior fiscal year. Year 2007 sales were positively impacted by $24.3 million of first quarter sales from the Reilly transaction and increased pricing for most product lines.

Net income for the quarter ended December 31, 2007, increased to $5.0 million as compared to $3.8 million in the prior year quarter. Net income for the fourth quarter of 2007 included pre-tax charges of $6.8 million for the write-off of acquisition costs while net income for the fourth quarter of 2006 included pre-tax charges of $4.5 million related to plant and benefits restructuring and a production outage. Adjusted net income, after excluding the above-mentioned charges, was $9.1 million and $6.5 million for the quarters ended December 31, 2007 and 2006 respectively. Adjusted net income for the fourth quarter of 2006 includes a tax benefit of $3.0 million from energy tax credits compared with $0.9 million of energy tax credits in the fourth quarter of 2007. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the quarter ended December 31, 2007, was $33.0 million compared to adjusted EBITDA of $27.6 million in the fourth quarter of 2006. Adjustments for 2007 include

Page 2 – Koppers Reports Record Revenue and Earnings for 2007

$6.8 million for the write-off of acquisition costs while adjustments for 2006 include $4.5 million for plant and benefits restructuring and a production outage. The increase was mainly from higher product prices due primarily to higher raw material prices. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Net income for the year ended December 31, 2007, increased to $63.3 million as compared to $15.2 million in the prior year. Adjusted net income for 2007, after excluding the effect of the sale of Koppers Arch and the write-off of acquisition costs, was $60.6 million. Adjusted net income for the year ended December 31, 2006, after excluding $25.3 million of pre-tax charges relating primarily to the Company’s initial public offering (IPO), plant and benefit restructuring, and the loss on sale of Alorton, was $30.4 million. A reconciliation of net income to adjusted net income is attached to this press release.

Adjusted EBITDA for the year ended December 31, 2007, amounted to $170.5 million compared to adjusted EBITDA of $127.3 million in the prior year. Adjustments for 2007 include $6.8 million for the write-off of acquisition costs, and adjustments for 2006 include $10.9 million of restructuring and IPO-related charges. The increase was mainly from higher product pricing due primarily to higher raw materials prices, strong product demand and synergies related to the Reilly transaction. A reconciliation of adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

The company’s board of directors approved a share repurchase program whereby a maximum of $75 million can be used to purchase the company’s common stock over a period of two years at the company’s discretion. The company also recently announced a 29% increase in the regular quarterly dividend to $0.22 from $0.17.

Commenting on the quarter and year 2007, President and CEO Walter W. Turner said, “The share repurchase program and the increase in our quarterly dividend reflect our confidence in our cash flows and financial condition, as well as our belief in the underlying strength of our business. Our results for the fourth quarter and for year 2007 exceeded our expectations and reflect the strong product demand that we continue to experience in our key end markets, aluminum and railroads. We also benefited from a full year of the Reilly coal tar assets and strong demand for our downstream coal tar products due to robust Asian market demand. We expect that the positive momentum in our end markets and our core businesses will continue into 2008 and beyond, and we are excited about our new joint venture and the expansion of our existing joint venture in China, both of which are expected to be completed by the end of 2008. In addition, we expect to continue to benefit from our focus on enhancing cash flow and our strict adherence to safety, health and environmental regulations.”

Guidance

Mr. Turner concluded, “Our outlook for 2008 calls for sales to increase from 5 percent to 8 percent, adjusted EBITDA to increase from 6 percent to 9 percent, and adjusted basic earnings per share to increase from 10 percent to 13 percent.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 20, 2008, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 810 0248 in the US/Canada or 706 643 9697 for International, Conference ID number 34460103. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An

Page 3 – Koppers Reports Record Revenue and Earnings for 2007

audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 34460103. The recording will be available for replay through March 5, 2008.

The live broadcast of Koppers’ conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=1760965. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com, shortly after the live call and continuing through March 5, 2008.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 4 – Koppers Reports Record Revenue and Earnings for 2007

Koppers Holdings Inc.

Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net sales	$326.8	$269.2	$1,327.9	$1,108.0
Cost of sales (excluding items below)	275.8	228.4	1,092.4	930.3
Depreciation and amortization	8.6	8.9	32.5	32.7
Selling, general and administrative expenses	24.8	17.6	72.1	62.2

Operating profit	17.6	14.3	130.9	82.8
Other income (expense)	—	(0.1)	0.3	0.9
Interest expense	11.2	11.5	45.9	61.3

Income before income taxes and minority interest	6.4	2.7	85.3	22.4
Income taxes	0.7	(1.2)	25.8	5.7
Minority interest	0.7	0.3	3.0	1.9

Income from continuing operations	5.0	3.6	56.5	14.8
Income from discontinued operations, net of tax	—	0.2	0.1	0.4
Gain on sale of Koppers Arch, net of tax	—	—	6.7	—

Net income	$5.0	$3.8	$63.3	$15.2

Earnings per common share:
Basic-
Continuing operations	$0.24	$0.17	$2.72	$0.77
Discontinued operations	—	0.01	0.33	0.02

Earnings per basic common share	$0.24	$0.18	$3.05	$0.79
Diluted-
Continuing operations	$0.24	$0.17	$2.70	$0.73
Discontinued operations	—	0.01	0.33	0.02

Earnings per diluted common share	$0.24	$0.18	$3.03	$0.75

Weighted average shares outstanding (in thousands):
Basic	20,827	20,729	20,768	19,190
Diluted	20,929	20,842	20,874	20,104
Dividends declared per common share	$0.17	$0.17	$0.68	$1.30

Page 5 – Koppers Reports Record Revenue and Earnings for 2007

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Cash and cash equivalents	$17.5	$24.4
Short-term investments	2.1	—
Accounts receivable, net of allowance of $0.1 and $0.3	148.0	136.0
Inventories, net	179.7	156.4
Deferred tax benefit	18.5	15.1
Other current assets	22.4	17.6

Total current assets	388.2	349.5
Equity in non-consolidated investments	4.2	2.7
Property, plant and equipment, net	155.7	159.3
Goodwill	62.5	62.6
Deferred tax benefit	33.4	45.6
Other assets	25.3	29.7

Total assets	$669.3	$649.4

Liabilities
Accounts payable	$109.3	$100.5
Dividends payable	3.5	3.5
Accrued liabilities	64.8	63.6
Short-term debt and current portion of long-term debt	21.3	19.6

Total current liabilities	198.9	187.2
Long-term debt	418.9	456.3
Other long-term liabilities	65.4	86.1

Total liabilities	683.2	729.6
Commitments and contingencies
Minority interest	9.4	12.2
Stockholders’ Deficit
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; 0 shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 20,971,456 and 20,849,981 shares issued	0.2	0.2
Additional paid-in capital	124.4	122.4
Receivable from Director for purchase of Common Stock	(0.6)	(0.6)
Retained deficit	(157.6)	(206.5)
Accumulated other comprehensive income (loss)	12.6	(6.5)
Treasury stock, at cost; 144,905 and 120,158 shares	(2.3)	(1.4)

Total stockholders’ deficit	(23.3)	(92.4)

Total liabilities and stockholders’ deficit	$669.3	$649.4

Page 6 – Koppers Reports Record Revenue and Earnings for 2007

Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the Company’s businesses for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$216.5	$169.9	$848.4	$674.4
Railroad & Utility Products	110.3	99.3	479.5	433.6

Total	$326.8	$269.2	$1,327.9	$1,108.0

Operating profit:
Carbon Materials & Chemicals	$11.0	$11.7	$90.1	$60.1
Railroad & Utility Products	7.2	3.5	42.8	23.9
Corporate	(0.6)	(0.9)	(2.0)	(1.2)

Total	$17.6	$14.3	$130.9	$82.8
Adjusted operating profit (1):
Carbon Materials & Chemicals	$17.8	$13.7	$96.9	$63.9
Railroad & Utility Products	7.2	6.0	42.8	31.1
All Other	(0.6)	(0.9)	(2.0)	(1.2)

Total	$24.4	$18.8	$137.7	$93.8
Adjusted operating margin:
Carbon Materials & Chemicals	8.2%	8.1%	11.4%	9.5%
Railroad & Utility Products	6.5%	6.0%	8.9%	7.2%

Total	7.5%	7.0%	10.4%	8.5%

(1)	For the fourth quarter of 2007, excludes $6.8 million for Carbon Materials & Chemicals for the write-off of acquisition costs. For the fourth quarter of 2006, excludes $1.1 million for Railroad & Utility Products for restructuring charges related to non-operating plants, $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture, and $1.4 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for benefits restructuring charges. For the year ended December 31, 2007, excludes $6.8 million for Carbon Materials & Chemicals for the write-off of acquisition costs. For the year ended December 31, 2006, excludes $1.6 million for Railroad & Utility Products for the loss on sale at Alorton, $2.1 million for restructuring and related charges associated with plant closures and asset impairments for Railroad & Utility Products and $0.2 million for Railroad & Utility Products for the Grenada verdict; also includes $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture, $1.4 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for benefits restructuring charges, $1.5 million for each of Carbon Materials & Chemicals and Railroad & Utility Products for the buyout of the Saratoga advisory services contract, $0.4 million of severance charges for Railroad & Utility Products and $0.3 million of severance charges for Carbon Materials & Chemicals.

Page 7 – Koppers Reports Record Revenue and Earnings for 2007

KOPPERS HOLDINGS INC.

RECONCILIATION OF NET INCOME AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income	$5.0	$3.8	$63.3	$15.2

Charges impacting pre-tax income (1)
Plant closings and restructuring	—	1.1	—	2.7
Grenada judgment	—	—	—	0.2
Loss on sale of Alorton	—	—	—	1.6
Monessen production loss	—	0.6	—	0.6
Benefits restructuring	—	2.8	—	2.8
Acquisition cost write-off	6.8	—	6.8	—
Saratoga advisory services contract buyout	—	—	—	3.0
Call premium on bonds	—	—	—	10.1
Bond consent fees and deferred financing write-off	—	—	—	4.3

Total charges above impacting pre-tax income	6.8	4.5	6.8	25.3
Charges impacting net income, net of tax benefit at 39%	4.1	2.9	4.1	15.6
Discontinued operations	—	(0.2)	(6.8)	(0.4)

Adjusted net income	$9.1	$6.5	$60.6	$30.4

(1)	S,G&A for the fourth quarter of 2007 includes the write-off of $6.8 million of acquisition costs. Cost of sales for the fourth quarter of 2006 includes $1.1 million for restructuring charges related to non-operating plants, and $0.6 million for shutdown costs at Monessen due to a pipeline rupture. S,G&A for the year ended December 31, 2007 includes the write-off of $6.8 million of acquisition costs. Cost of sales for the year ended December 31, 2006 includes $1.6 million for the loss on sale at Alorton, $2.1 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict; also includes $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture. S,G&A for the three months ended December 31, 2006 includes $2.8 million for benefits restructuring charges. S,G&A for the year ended December 31, 2006 includes $2.8 million for benefits restructuring, $3.0 million for the buyout of the Saratoga advisory services contract and $0.6 million for severance charges. Interest expense for the year ended December 31, 2006 includes $10.1 million for call premium, $1.1 million for bond consent fees and $3.2 million for write-off of deferred financing costs.

KOPPERS HOLDINGS INC.

RECONCILIATION OF BASIC EARNINGS PER SHARE AND ADJUSTED BASIC EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income	$5.0	$3.8	$63.3	$15.2

Adjusted net income (from above)	$9.1	$6.5	$60.6	$30.4

Denominator for basic earnings per share (000s)	20,827	20,729	20,768	19,190
Denominator for adjusted basic earnings per share (000s) (1)	20,827	20,730	20,768	20,730

Earnings per share:
Basic earnings per share	$0.24	$0.18	$3.05	$0.79
Adjusted basic earnings per share	$0.44	$0.31	$2.92	$1.47

(1)	Shares for 2007 are based upon weighted-average shares outstanding, while shares for 2006 are based upon actual shares outstanding at December 31, 2006.

Page 8 – Koppers Reports Record Revenue and Earnings for 2007

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Income	$5.0	$3.8	$63.3	$15.2
Interest expense	11.2	11.5	45.9	61.3
Depreciation and amortization	8.6	8.9	32.5	32.7
Income tax provision	0.7	(1.2)	25.8	5.7
Discontinued operations	—	(0.2)	(6.8)	(0.4)

EBITDA	25.5	22.8	160.7	114.5
Minority interest	0.7	0.3	3.0	1.9

EBITDA with minority interest	26.2	23.1	163.7	116.4
Unusual items impacting net income (1)
Plant closings and restructuring	—	1.1	—	2.7
Grenada judgment	—	—	—	0.2
Loss on sale of Alorton	—	—	—	1.6
Monessen production loss	—	0.6	—	0.6
Benefits restructuring	—	2.8	—	2.8
Acquisition cost write-off	6.8	—	6.8	—
Saratoga advisory services contract buyout	—	—	—	3.0

Adjusted EBITDA with minority interest	$33.0	$27.6	$170.5	$127.3

(1)	S,G&A for the fourth quarter of 2007 includes the write-off of $6.8 million of acquisition costs. Cost of sales for the fourth quarter of 2006 includes $1.1 million for restructuring charges related to non-operating plants, and $0.6 million for shutdown costs at Monessen due to a pipeline rupture. S,G&A for the year ended December 31, 2007 includes the write-off of $6.8 million of acquisition costs. Cost of sales for the year ended December 31, 2006 includes $1.6 million for the loss on sale at Alorton, $2.1 million for restructuring and related charges associated with plant closures and asset impairments and $0.2 million for the Grenada verdict; also includes $0.6 million for Carbon Materials & Chemicals for shutdown costs at Monessen due to a pipeline rupture. S,G&A for the three months ended December 31, 2006 includes $2.8 million for benefits restructuring. S,G&A for the year ended December 31, 2006 includes $2.8 million for benefits restructuring, $3.0 million for the buyout of the Saratoga advisory services contract and $0.6 million for severance charges.

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.